Exhibit 99.1

nStor Technologies, Inc.

Jack Jaiven - Treasurer 760.683.2500

Porter, Le Vay & Rose, Inc.

Michael Porter, President/Investor Relations Cheryl Schneider, V.P./Investor Relations Jeff Myhre, V.P./Editorial 212-564-4700

          FOR IMMEDIATE RELEASE

nSTOR TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

Company Revenues Grow 40 Percent Year-Over-Year

CARLSBAD, CA – August 16, 2004 -- nStor Technologies, Inc. (AMEX: NSO) today announced operating results for the second quarter and six-months ended June 30, 2004.

The Company, through its wholly owned subsidiary, nStor Corporation, develops data storage solutions that are designed for the small and medium-size business markets.  During the second quarter and six-months ending June 30, 2004, the Company’s data storage solutions revenues rose by $391,000 or 24 percent and $1,453,000 or 52 percent, respectively, compared to last year’s corresponding periods. Revenues from Stonehouse Technologies, the Company’s telemanagement solutions subsidiary, increased by 62 percent and 53 percent, respectively.

The Company’s second quarter net loss was $1,802,000 or $.01 per common share, on revenues of $3,906,000, compared to a net loss of $1,587,000 or $.01 per common share, on revenues of $2,791,000 during the second quarter of 2003.  The six-month net loss was $3,938,000 or $.02 per common share, on revenues of $7,808,000, compared to a net loss of $3,222,000 or $.02 per common share, on revenues of $5,125,000 during the corresponding period in 2003.

According to nStor’s president and CEO, Todd Gresham, the continuing acceptance of the Company’s 4700 series SATA products has resulted in a 90 percent increase in new product sales this quarter as compared to first quarter 2004.  Gresham continued to state, “We’ve added a number of strategic customers in the video, medical and geophysical markets, which reinforces the strength of our SATA systems.  In addition, we continue to sign up new OEM and Solutions Integrator partners to meet the escalating demand for powerful, reliable and economical storage solutions.”  nStor has increased its total customer base by more than 35 percent over the past year. “We are well positioned to execute on our plans and achieve significant traction for our entire portfolio of highly integrated systems, resulting in continued growth through the second half of the year,” concluded Gresham.

Jack Jaiven, the Company’s treasurer and interim CFO, further addressed the Company’s net loss, which he attributed to increased selling, marketing, management transition and other operating costs as the Company ramps up in anticipation of strong revenue growth.  Jaiven added, “This remains consistent with adhering to our strategy and continuing to execute on our plans in addressing the needs of the small to mid-size business market.”

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About nStor Technologies, Inc.

Headquartered in Carlsbad, California, nStor Technologies, Inc. operates in two business segments:

nStor Corporation develops integrated data storage solutions that are ideally suited for small and mid-tier enterprises and small-to-medium business applications. The company’s flagship controller technology and StorView management software form the foundation for the NexStor family of turnkey solutions that support a wide range of operating systems. Designed for storage-intensive environments and mission-critical applications, nStor’s products are available in Fibre Channel, SCSI and SATA configurations. The company markets its storage solutions through leading OEM partners and a global network of systems integrators. For more information, visit www.nstor.com.

Stonehouse Technologies, Inc., headquartered in Dallas, Texas, is a provider of telecommunication software and services that help large enterprises and state and local governments manage their communications expenses, assets and processes. These solutions include a suite of modular applications and consulting services, which allow enterprises to manage voice, data and wireless services by providing a systematic approach to automate order processing, monitor expenses, manage vendor invoices, track asset inventory and allocate costs. Additional information can be found by visiting Stonehouse's web site at www.stonehouse.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimated," "project," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, insufficient funding and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor and StorView are registered trademarks of nStor Technologies, Inc.  nStor and StorView are registered trademarks of nStor Technologies, Inc.

-financial tables to follow-

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Sales	$3,906	$2,791	$7,808	$5,125
Cost of sales	2,624	1,624	5,394	3,097

Gross margin	1,282	1,167	2,414	2,028

Operating expenses:
Selling, general and administrative	1,957	1,329	3,869	2,668
Research and development	685	622	1,696	1,212
Stock-based compensation (1)	41	542	44	775
Depreciation and amortization	155	123	315	245

Total operating expenses	2,838	2,616	5,924	4,900

Loss from operations	(1,556)	(1,449)	(3,510)	(2,872)

Interest expense	(246)	(158)	(432)	(398)
Other income, net	--	20	4	48

Net loss	$(1,802)	$(1,587)	$(3,938)	$(3,222)

Basic and diluted net loss per common share	$(.01)	$(.01)	$(.02)	$(.02)

Weighted average number of common shares considered outstanding, basic and diluted	165,070	155,301	165,078	148,969

(1) If stock-based compensation were not reported separately, this non-cash compensation expense would be included in selling, general and administrative.

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nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2004	December 31,
	(unaudited)	2003

ASSETS
Current assets:
Cash and cash equivalents	$472	$203
Accounts receivable, net	1,842	1,371
Inventories	1,340	1,589
Prepaid expenses and other	389	358

Total current assets	4,043	3,521

Property and equipment, net	581	443
Goodwill and other intangible assets, net	11,008	11,256

	$15,632	$15,220

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings:
Affiliate	$10,744	$6,941
Other	858	896
Accounts payable and other	3,424	2,944
Deferred revenue	1,230	1,178

Total current liabilities	16,256	11,959

Shareholders’ equity	(624)	3,261

	$15,632	$15,220

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